STOCK APPRECIATION RIGHTS AGREEMENT
PURSUANT TO THE
MASONITE INTERNATIONAL CORPORATION
2021 OMNIBUS INCENTIVE PLAN
UNITED STATES

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Participant:         ________________________
Grant Date:         [_____]
Exercise Price:     $[_____]
Number of Shares of Common Stock subject to this SAR: SAR#
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THIS STOCK APPRECIATION RIGHTS AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Masonite International Corporation, a British Columbia corporation (the “Company”), and the Participant specified above, pursuant to the Masonite International Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that the Company will grant the Stock Appreciation Rights (“SAR”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of SARs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of SAR. The Company hereby grants to the Participant, as of the Grant Date specified above, a SAR covering the number of shares of Common Stock specified above. The SAR represents the right, upon exercise, to receive a number of shares of Common Stock with a Fair Market Value on the date of exercise equal to the product of (i) the aggregate number of shares of Common Stock with respect to which this SAR is exercised and (ii) the excess of (A) the Fair Market Value of a share of Common Stock as of the date of exercise over (B) the Exercise Price specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder with respect to any shares of Common Stock covered by the SAR unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares unless and until the Participant has become the holder of record of such shares.
3.Vesting and Exercise.
(a)Vesting. Subject to the provisions of Sections 3(b) and 3(c) hereof, the SAR shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination prior to such vesting date:

Vesting Date	Percentage of SARs to Vest
[_____] [_____] [_____	33% 33% 34%
There shall be no proportionate or partial vesting in the period prior to such vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Affiliates through the applicable vesting date. Upon expiration of the SAR, the SAR shall be cancelled and no longer exercisable.
(b)Accelerated Vesting.
(i)Change in Control. Notwithstanding anything to the contrary set forth in Section 3(a) hereof, if, within thirty (30) days prior or twenty four (24) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Participant’s employment without Cause or the Participant terminates employment for Good Reason (such termination, a “Qualifying Termination”), all unvested SARs shall immediately vest and become exercisable on the date of the Qualifying Termination (or, in the event that the Participant experiences a Qualifying Termination prior to the completion of a Change in Control other than at the request of a prospective purchaser, on the Change in Control). For the avoidance of doubt, all references to a Termination of the Participant’s employment “without Cause” in this Agreement shall, to the extent applicable, include any Termination due to the expiration of the employment term under the Participant’s Employment Agreement (as defined below) following notice of nonrenewal thereof by the Company. In order to accomplish the intention of this provision, if the Participant experiences a Qualifying Termination prior to the completion of a Change in Control (other than at the request of a prospective purchaser), all unvested SARs shall remain outstanding (but shall not be exercisable) for a period of thirty (30) days following the date of such Participant’s Termination and (A) if a Change in Control occurs during such thirty (30)-day period, such unvested SARs shall become fully vested upon the completion of the Change in Control or (B) if a Change in Control does not occur prior to the expiration of such thirty (30) day period, the unvested SARs shall be cancelled and forfeited upon the expiration of such thirty (30)-day period.
(ii)Termination by Reason of Death or Disability. Notwithstanding anything to the contrary set forth in Section 3(a) hereof, in the event of the Participant’s Termination due to (i) the Participant’s death, or (ii) the Participant’s Disability, all unvested SARs shall immediately vest and become exercisable.
(c)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the SAR at any time and for any reason.
(d)Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the SAR (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.
4.Termination.    Subject to the terms of the Plan and this Agreement, the SAR, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:
(a)Termination due to Death or Disability. In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the SAR shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the SAR pursuant to Section 3(d) hereof; provided, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised SAR held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(b)Termination by the Company Without Cause or by the Participant for Good Reason. In the event of the Participant’s Termination by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason, the vested portion of the SAR shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination, and (ii) the expiration of the stated term of the SAR pursuant to Section 3(d) hereof; provided that in the event of the Participant’s Qualifying Termination pursuant to the circumstances described in Section 3(b)(i) hereof, the vested portion of the SAR shall remain exercisable until the earlier of (x) one hundred twenty (120) days from the date of such Termination, and (y) the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(c)Termination by the Participant for Any Reason OR Without Good Reason. In the event of the Participant’s Termination by the Participant for any reason OR without Good Reason (other than a voluntary Termination described in Section 4(d) hereof), the vested portion of the SAR shall remain exercisable until the earlier of (i) ninety (90) days from the date of such

Termination, and (ii) the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(d)Termination for Cause. In the event of the Participant’s Termination by the Company for Cause or in the event of the Participant’s voluntary Termination after an event occurs that would constitute grounds for a Termination for Cause, the Participant’s entire SAR (whether or not vested) shall terminate and expire upon such Termination.
(e)Treatment of Unvested SAR upon Termination. Any portion of the SAR that is not vested as of the date of the Participant’s Termination (or, in the event of the Participant’s qualifying Termination pursuant to the circumstances described in Section 3(b)(i) hereof, the completion date of the Change in Control, if later) for any reason shall terminate and expire as of the date of such Termination or Change in Control, as applicable.
(f)Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company, the Company will provide a reasonable extension to the exercise period referenced above, other than in the case of clause (d), in the event that, at the time of the expiration of the relevant exercise period, the Participant is prohibited from exercising the SAR due to any such blackout period or similar restriction, but in no event shall such exercise period extend beyond ten (10) years from the Grant Date.
5.Method of Exercise. Subject to Section 10, to the extent that all or a portion of the SAR has become vested and exercisable, such portion of the SAR may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the SAR as provided herein and in accordance with Sections 8.4(c) and 8.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee. The Company shall have thirty (30) days from the date of receipt of the Participant’s Exercise Notice to deliver to the Participant the shares of Common Stock underlying the exercised SARs. This obligation to deliver is subject to Section 7 hereof. In connection with the delivery of the shares of Common Stock pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.
6.Non-Transferability. The SAR, and any rights and interests with respect thereto, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of the SAR, or the levy of any execution, attachment or similar legal process upon the SAR, contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.
7.Forfeiture and Clawback. In the event the Company determines that the Participant has (i) materially violated any of the provisions set forth in Section 8 hereof, and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, or (ii) engaged in Detrimental

Misconduct or Financial Misconduct, unless otherwise determined by the Company, the following shall result:
(a)any outstanding portion of the SAR, whether vested or unvested, shall immediately be terminated and forfeited for no consideration,
(b)if any shares of Common Stock subject to the SAR have been delivered to the Participant and the Participant no longer holds some or all of such shares, the Participant shall repay to the Company, in cash, within five (5) business days after demand is made therefore by the Company (which must be made within thirty (30) days of such failure to cure), an amount equal to the total amount of any value received by the Participant upon any disposition of any shares paid to the Participant hereunder; and
(c)if any shares of Common Stock subject to the SAR have been delivered to the Participant and the Participant continues to hold some or all of such shares, the Participant shall forfeit and transfer to the Company for no consideration such shares. If the Participant fails to deliver all or any of such shares upon the Company’s demand, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such shares on the Company’s books and records, without further notice with zero value being paid to the Participant.
8.Restrictive Covenants. As a condition to the receipt of the SARs and/or the exercise of the SARs and delivery of shares of Common Stock hereunder, the Participant agrees as follows:
(a)Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company or its Affiliates, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 8 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.
(b)Non-Disclosure. During and after the Participant’s employment with the Company or its Affiliates, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 8(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with prompt written notice of the requirements to disclose and an opportunity to object to such disclosure and the

Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 8(b). Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. The Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company’s General Counsel or other officer designated by the Company.
(c)Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event immediately after termination of the Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company or its Affiliates. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of the compensation and benefits plans, programs and agreements relating to his/her employment with the Company.
(d)No Solicitation or Hiring of Employees. During the Non-Compete Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 8(d); in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).
(e)Non-Competition.
(i)    During the Non-Compete Period, the Participant shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its Affiliates, or performing any services that are performed by the Company or its Affiliates, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its Affiliates and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that the Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and shall cause such entity to acknowledge to the Company in writing that it has read this Agreement. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)    If the restrictions contained in Section 8(e)(i) shall be determined by any court of competent jurisdiction to be unenforceable in whole or in part, Section 8(e)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(f)Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company or its Affiliates and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(g)Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 8, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may, in its sole discretion waive any of the requirements expressed in this Agreement, but that, for such a waiver to be effective, it must be made in writing and shall not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.
10.Withholding of Tax. The Company shall have the power and the right to deduct or withhold the minimum amount, including, in its sole discretion, withholding a portion of the number of shares of Common Stock arising from the exercise of the SAR, sufficient to satisfy any federal, provincial, state, local and foreign tax withholdings or other obligation of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the SAR (the “Withholdings”). Without limiting the foregoing, the Company, in its sole discretion, may also permit the Participant to satisfy any federal, provincial, state, local and foreign tax obligations arising from the exercise of the SAR, in an amount up to the maximum individual statutory rate for each applicable jurisdiction, by having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been received by the Participant upon exercise of the SAR. Further, at the Company’s sole discretion, the Company can mandate that the Participant satisfy all or part of its obligations to pay the Withholdings by the sale of shares of Common Stock through a broker designated by the Company, and require that the proceeds of the sale be conveyed by the broker directly to the Company. If the Company makes this election, the Company in its sole discretion can further require the Participant to enter into a trading plan designed to be compliant with Rule 10b5-1 under the Exchange Act so as to permit the sale of such shares of Common Stock during periods where trading by the Participant would otherwise be restricted.

11.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
12.Notices. Any notice that may be required or permitted under this Agreement shall be in writing and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
13.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the SAR awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.Compliance with Laws. The grant of the SAR (and the shares of Common Stock issuable upon exercise of the SAR) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to grant the SAR or issue any shares of Common Stock subject to the SAR pursuant to this Agreement if any such grant or issuance would violate any such requirements.
16.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this SAR award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

17.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as permitted under Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
18.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
20.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 8, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
22.Acknowledgment of Participant. The SAR does not entitle the Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
23.Compensatory Arrangements. The Company and the Participant hereby acknowledge and agree that this Agreement has been executed and delivered, and the SAR, and the shares of Common Stock issuable upon exercise thereof, have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and its Affiliates, on the one hand, and the Participant, on the other hand.
24.Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
(a) “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and its Subsidiaries during the time the Participant was employed by the Company or its Subsidiaries, and does business (the “Company’s Business”) (i) in the United States of America, (ii) Canada or (iii) any other country where the Company or its Subsidiaries operates facilities or sells products, but only if the Participant had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event that a business enterprise has one or more lines of business that do not involve the Company’s Business, the Participant shall be permitted to associate with such business enterprise if, and only if, the Participant does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.
(b)“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment or service with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company, shall not be considered Confidential Information.
(c)“Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its Subsidiaries provided services or sold any products to within a twelve (12) month period on, before or after the Participant’s date of Termination.
(d)“Detrimental Misconduct” means (i) conduct which is injurious to the Company or its business or reputation, involving a material breach of Company policy, or applicable laws or regulations to which the Participant is subject, or an agreement between the Company and the Participant, or (ii) any other action (or failure to act) involving illegal acts, theft, fraud, intentional misconduct, or gross negligence on the part of the Participant, related to his or her position with the Company.
(e)“Financial Misconduct” means fraud, gross negligence or intentional or willful misconduct that contributes, directly or indirectly, to the Company’s financial or operational results that are used to determine the extent to which any award of cash or stock under the Plan being misstated, regardless of whether the Company is required to prepare an accounting restatement of its consolidated financial statements, which is discovered during the relevant year in which such award is awarded or payable or within three (3) years thereafter.
(f)“Good Reason” means (i) in the event the Participant is a party to an Employment Agreement, between the Participant and the Company or its Affiliates in effect on the Participant’s date of Termination (the “Employment Agreement”), “Good Reason” as defined under the Employment Agreement as in effect on the Participant’s date of Termination; or (ii) in the event the Participant is not a party to an Employment Agreement as in effect on the

Participant’s date of Termination, “Good Reason” shall mean “Good Reason” as determined by the Committee, in its sole discretion.
(g)“Non-Compete Period” means (i) in the event the Participant is a party to an Employment Agreement in effect on the Participant’s date of Termination, the period during which the Participant is subject to the non-competition covenant set forth in the Employment Agreement or (ii) if the Employment Agreement is not in effect on the Participant’s date of Termination or if the Participant is not a party to the Employment Agreement or such Employment Agreement does not contain a non-competition covenant, “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the Participant’s date of Termination, or (iii) if after Termination of employment, the Participant enters into a consulting agreement the “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the termination of the consulting arrangement unless the consulting agreement specifies a different time period.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MASONITE INTERNATIONAL CORPORATION
By:
Name: Howard C. Heckes
Title: President and Chief Executive Officer

PARTICIPANT
_________________________________________
Name:____________________________________